EXHIBIT 99.1

Contact: Diana Burton
         (732) 767-2255

                                                           For Immediate Release
                                                           ---------------------


                 U.S. INDUSTRIES REPORTS SECOND QUARTER RESULTS
                 ----------------------------------------------

    INCOME FROM CONTINUING OPERATIONS OF $32 MILLION ($.33 PER DILUTED SHARE)
                    VS. $36 MILLION ($.37 PER DILUTED SHARE)

ISELIN, NJ, May 4, 1999 -- U.S. Industries, Inc. (NYSE-USI) today reported income from continuing operations of $32 million, or $.33 per diluted share, for the second quarter of fiscal 1999, compared to $36 million, or $.37 per diluted share, which includes net real estate gains of $1 million, or $.01 per diluted share, in the prior year's second quarter. There were no real estate transactions during the current quarter. Net income was $18 million, or $.19 per diluted share, for the second quarter of fiscal 1999 compared to $33 million, or $.34 per diluted share, for the second quarter of fiscal 1998. The current quarter included a previously announced loss on the disposition of Ertl toys, which closed on April 13, 1999.

Sales from continuing operations for the quarter were $848 million, compared to $790 million for the comparable period of the prior year. Operating income before corporate expenses was $78 million for the quarter, compared to $81 million in the prior year's quarter.

SIX-MONTH RESULTS FOR THE COMPANY
---------------------------------
Sales from continuing operations for the six months ended April 3, 1999 were $1,598 million, compared to $1,485 million, for the comparable period of the prior year. Operating income before corporate expenses was $136 million for the six months, compared to $151 million in the prior year's period, and income from continuing operations was $54 million, or $0.55 per diluted share, compared with $64 million or $0.66 per diluted share, for the first six months of last year. There were no real estate gains during the first six months of the current year as compared to the prior year's gain of $2 million or $.02 per diluted share. Net income for the six months ended March 31, 1999 was $41 million, or $0.42 per diluted share, compared to $64 million or $0.66 per diluted share, for the comparable period of the prior year.

BATH & PLUMBING
---------------
USI Bath and Plumbing Products generated second quarter sales of $294 million and operating income of $33 million, compared to sales of $252 million and operating income of $27 million in the second quarter of the prior year. The increase in sales and operating income was due to improved volumes in the domestic and European bath operations and the inclusion of Sundance Spas which was acquired in June 1998. Increased sales, merger benefits and a favorable inventory adjustment at Zurn also positively impacted results. These excellent results were partially offset by unfavorable local economic conditions affecting the Company's Asian and Latin American businesses.

LIGHTING CORPORATION OF AMERICA
-------------------------------
Lighting Corporation of America generated second quarter sales of $195 million and operating income of $9 million, compared to sales of $190 million and operating income of $12 million, in the second quarter of the prior year. The decline in operating income was due to difficult market conditions in the commercial indoor fluorescent and recessed lighting businesses and economic conditions in Germany. These shortfalls were partially offset by continued strength in the residential and outdoor lighting businesses.

HARDWARE AND TOOLS
------------------
USI Hardware and Tools generated second quarter sales of $154 million and operating income of $13 million, compared to sales of $120 million and operating income of $11 million, in the second quarter of the prior year. The improvement was due to higher sales of spring and winter tools, the first time additions of True Temper and the metal components fabrication operations and reduced losses at the ladder operations. The Company benefited from heavy snows during the quarter. These improvements were partially offset by losses associated with steps taken to close a small window facility.

DIVERSIFIED
-----------
USI Diversified generated second quarter sales of $205 million and operating income of $23 million for the three months ended March 31, 1999, compared to sales of $228 million and operating income of $31 million, in the second quarter of the prior year. The vacuum cleaner operations continue to suffer from difficult business conditions in both the domestic and international markets. Textile sales were affected by the elimination of the lace product line in the fourth quarter of the prior fiscal year and severe Asian competition. The automotive leather business experienced lower sales due to reduced scrap pricing and the elimination of certain low-margin business. Operating income at the footwear operations also declined due to competitive market conditions.

OUTLOOK
-------
David H. Clarke, Chairman and Chief Executive Officer, said, "With the addition of True Temper, USI Hardware and Tools is well positioned to continue its strong results. The integration process at USI Bath and Plumbing, including Jacuzzi, Eljer, and Zurn, is proceeding ahead of schedule. Our attention is now focused on bringing about improvement at our commercial lighting operations and our diversified operations. We remain comfortable that earnings per diluted share from continuing operations for the full year will be in the range of $1.55 to $1.65."

U.S. Industries is a diversified industrial management corporation with four business units: USI Bath and Plumbing Products, Lighting Corporation of America, USI Hardware and Tools, and USI Diversified. U.S. Industries has annualized sales of approximately $3.5 billion.


DISCLOSURE CONCERNING FORWARD-LOOKING STATEMENTS
------------------------------------------------
Any forward-looking statements made in this release, including the Outlook section above, represent management's best judgment as to what may occur in the future. Various economic and competitive factors could cause actual results to differ materially from those discussed in such forward-looking statements, including some factors which will be outside of the control of the Company, such as consumer spending patterns, availability of consumer credit, interest rates, inflation rates, the level of residential and commercial construction, the level of automotive production, and the cost of raw materials, along with other specific factors with respect to the Company's businesses as set forth in the Company's reports and other documents filed with the Securities and Exchange Commission.

                                      ####
                              (See table attached)

                              U.S. INDUSTRIES, INC.
                             SUMMARY FINANCIAL DATA
                       (In millions except per share data)


CONSOLIDATED INCOME STATEMENT SUMMARY
-------------------------------------

                                                             Three Months Ended                  Six Months Ended
                                                                  March 31,                        March 31,
                                                          $   1999      $   1998         $   1999       $   1998
                                                         ----------     ---------        ---------      ---------

NET SALES
Bath and Plumbing                                               294           252              558            479
Lighting                                                        195           190              387            379
Hardware and Tools                                              154           120              255            189
Diversified                                                     205           228              398            438
                                                         ----------     ---------        ---------      ---------

      TOTAL NET SALES                                   $       848    $     790        $    1,598      $   1,485
                                                         ==========     =========        =========      =========

OPERATING INCOME
Bath and Plumbing                                       $        33     $      27        $      57       $      51
Lighting                                                          9            12               20              24
Hardware and Tools                                               13            11               17              14
Diversified                                                      23            31               42              62
                                                         ----------     ---------        ---------       ---------
                                                                 78            81              136             151
Corporate expenses                                              (6)           (6)             (11)            (13)
                                                         ----------     ---------        ---------       ---------

      TOTAL OPERATING INCOME                                     72            75              125            138

Net interest expense                                             18            15               35             29
Other (income) expense, net                                       -            (1)               -             (1)
                                                         ----------     ---------        ---------      ---------

Income before income taxes and discontinued                      54            61               90             110
     operations

Provision for income taxes                                       22            25               36              46
                                                         ----------     ---------        ---------       ---------

Income from continuing operations                                32            36               54              64

Loss from discontinued operations,                              (14)           (3)             (13)              -
     net of income taxes
                                                         ----------     ---------        ---------       ---------

      NET INCOME                                        $        18    $       33       $       41      $       64
                                                         ==========     =========        =========       =========

         BASIC EARNINGS PER SHARE

Income from continuing operations per share             $      0.33    $     0.38       $     0.56      $     0.68
                                                         ==========     =========        =========       =========

Net income per share                                    $      0.19    $     0.35       $     0.43      $     0.68
                                                         ==========     =========        =========       =========


Average Common Shares Outstanding                              95.0          94.8             95.8            93.8
                                                         ==========     =========        =========       =========

         DILUTED EARNINGS PER SHARE

Income from continuing operations per share             $      0.33    $     0.37       $     0.55       $    0.66
                                                         ==========     =========        =========       =========

Net income per share                                    $      0.19    $     0.34       $     0.42       $    0.66
                                                         ==========     =========        =========       =========


Average Diluted Common Shares Outstanding                      96.8          97.9             97.4            97.0
                                                         ==========     =========        =========       =========


CONSOLIDATED BALANCE SHEET SUMMARY
----------------------------------

                                                         3/31/99      9/30/98
                                                       -------------------------

Cash                                                   $        32 $       44

Total Assets                                           $     2,916 $    2,776

Total Debt                                             $     1,202 $      966

Stockholders' Equity                                   $       900 $      960